[PLATO Learning logo]

For Immediate Release

Contact: Mike Morache –President & CEO
Larry Betterley – Sr. VP & CFO
Steve Schuster – VP & Treasurer
952.832.1000

PLATO Learning, Inc. Provides Financial Guidance for
Second Quarter and Fiscal Year 2006

MINNEAPOLIS, MN – May 5, 2006 – PLATO Learning, Inc. (NASDAQ: TUTR), a leading provider of K–adult computer-based and e-learning solutions, announced today that it expects revenues for the second quarter ended April 30, 2006, to total approximately $19.0 million to $20.0 million, versus $31.4 million in the second quarter of 2005. As a result, the net loss for the quarter is expected to be between $5.5 million and $6.3 million, compared to a net loss of $3.0 million recorded in the second quarter of last year. Last year’s second quarter net loss included $0.6 million of restructuring and other charges, compared to an estimated $0.2 million this year.

Final revenues and operating results for the second quarter will be announced on June 1, 2006, following completion of the Company’s regular quarterly closing and analysis procedures and review by the Company’s independent auditors. Final results could vary from those currently projected.

Mike Morache, President and CEO said, “Our Company is transitioning to new products, new subscription licensing programs, new account managers, and new customer segments. These changes are essential to the Company’s growth objective. Our progress on the execution of this transition during second quarter was below expectations; however, it is a temporary setback, and I expect significant order growth in the second half of this year versus last year’s second half. Our new account managers are coming up-to-speed at a rate needed to accomplish this growth; the pipeline is larger than last year at this time and growing; and the bulk of our new products for 2006 will be introduced this summer. I have also put more resources and focus on supporting a smooth transition, including more sales and marketing programs and training.”

“The effect of our cost reduction initiatives is evident again this quarter, as our net loss is expected to be about half of what it would have been if we had last year’s second quarter cost structure. Our cash and investment position is expected to be similar to the April 30, 2005, balance at $31.0 million,” said Morache.

“The order growth in the second half of the year should offset the decline in the first half, resulting in a total order level in 2006 similar to that of 2005. The mix of the orders is expected to shift toward a higher proportion of subscription products; therefore, revenue for the full year 2006 is expected to decline from 2005. We are continuing to evaluate the effect that our second quarter performance and shift toward subscription products will have on the financial results for the year and expect to provide additional guidance at our conference call on June 1, 2006,” said Morache.

Conference Call
A conference call to discuss this announcement is scheduled for today at 10:00 a.m. CDT (Central Daylight Time). The dial-in number for this call is 1-888-781-3339 in the U.S. and Canada, and 703-546-4240 internationally. Please call 10 minutes prior to the start of the call and inform the operator you are participating in PLATO Learning’s call. Should you be unable to attend the live conference call, a recording will be available to you from 1:30 p.m. CDT (Central Daylight Time) on May 5, 2006, until midnight on May 12, 2006. To access the recording, call 1-800-475-6701 in the U.S. and Canada and 1-320-365-3844 internationally. At the prompt, enter pass code number 828531.

Additionally, investors have the opportunity to listen to the conference call over the Internet through PLATO Learning’s web site at http://www.plato.com/aboutus/investor_calls.asp.

About PLATO Learning
PLATO Learning is a leading provider of computer-based and e-learning instruction for kindergarten through adult learners, offering curricula in reading, writing, math, science, social studies, and life and job skills. The Company also offers innovative online assessment and accountability solutions and standards-based professional development services. With over 6,000 hours of objective-based, problem-solving courseware, plus assessment, alignment and curriculum management tools, we create standards-based curricula that facilitate learning and school improvement.

PLATO Learning is a publicly held company traded as TUTR on the NASDAQ. PLATO Learning educational software delivered via networks, CD-ROM, the Internet, and private intranets, is primarily marketed to K–12 schools and colleges. The Company also sells to job training programs, correctional institutions, military education programs, corporations, and individuals.

PLATO Learning is headquartered at 10801 Nesbitt Avenue South, Bloomington, Minnesota 55437, 952. 832.1000 or 800.869.2000. The Company has offices throughout the United States, Canada, and the United Kingdom, as well as international distributors in Puerto Rico, South Africa, and the United Arab Emirates. For more information, please visit http://www.plato.com.

This announcement includes forward-looking statements. PLATO Learning has based these forward-looking statements on its current expectations and projections about future events. Although PLATO Learning believes that its assumptions made in connection with the forward-looking statements are reasonable, no assurances can be given that its assumptions and expectations will prove to have been correct. These forward-looking statements are subject to various risks, uncertainties and assumptions. PLATO Learning undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Any forward looking statements made are subject to the risks and uncertainties as those described in the Company’s Annual Report on Form 10-K for the year ended October 31, 2005. Actual results may differ materially from anticipated results.

® PLATO is a registered trademark of PLATO Learning, Inc. PLATO Learning is a trademark of PLATO Learning, Inc. PLATO, Inc. is a PLATO Learning, Inc, company.